EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-2 No. 333-109367) and related Prospectus of Miravant Medical Technologies for the registration of up to 8,745,000 shares of its Common Stock and to the incorporation by reference therein of our report dated March 12, 2003, except as to Note 12, as to which the date is March 25, 2003, with respect to the consolidated financial statements of Miravant Medical Technologies included in its Annual report (From 10-K) for the year ended December 31, 2002, filed with Securities and Exchange Commission.

                                                        /s/ ERNST & YOUNG LLP

February 11, 2004
Woodland Hills, California